LSA Variable Series Trust

10f-3 Transactions
Capital Growth Fund (Six Months Ended June 30, 2004)


Issuer                       Citadel Broadcasting
                             Corp.


Date of offering             02/11/04


Commission as percentage     3.47%
of price


Purchase as percentage of
offering                     0.0114%

Underwriter affiliate        Goldman Sachs

Broker from whom             Credit Suisse First
securities were purchased    Boston
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Mid Cap Value Fund (Six Months Ended June 30, 2004)


Issuer                       Assurant, Inc.

Date of offering             02/04/04

Commission as percentage     4.75%
of price

Purchase as percentage of
offering                     0.006%

Underwriter affiliate        Morgan Stanley

Broker from whom
securities were purchased    Merrill Lynch